EXHIBIT 99B

U S WEST Media Group


Release Date:     July 26, 1996

Contact:     Bruce Amundson     Cathy Fowler
     (303) 793-6296     (303) 793-6509


MEDIA GROUP REPORTS RECORD SECOND QUARTER GROWTH;
OPERATING CASH FLOW INCREASES 24 PERCENT

ENGLEWOOD, Colo. - Industry-leading performances by its cable, wireless and directory operations pushed U S WEST Media Group (NYSE:UMG) proportionate second quarter results to record levels.
For the quarter ending June 30, Media Group reported on a proportionate basis:

- -        A 24 percent increase in operating cash flow compared with the second quarter  last year.  For the quarter, Media Group reported operating cash flow
of  $353  million.    Operating  cash  flow - which represents earnings before
interest, taxes, depreciation and amortization (EBITDA) - is an important measure of operating performance.

- -          A  17 percent increase in revenue.  During the quarter, Media Group generated $1.5 billion in revenue.

- -        A 27 percent increase in customers worldwide.  Media Group now serves more than 6 million customers.

Because Media Group participates in numerous joint ventures, the company uses proportionate accounting to reflect its relative share of operating revenues and expenses associated with these operations.

"Media Group continues to deliver exceptional performance," said Richard McCormick, U S WEST chairman and chief executive officer. "These businesses lead the industry in many key measures of performance including customer, revenue and operating cash flow growth."

Chuck Lillis, U S WEST Media Group president and chief executive officer, said Media Group's second quarter performance builds on the momentum the company developed in the first quarter.

"The first six months of 1996 represent a very strong start for Media Group," Lillis said. "This quarter I'm especially pleased with the growth in cellular subscribers, the operating cash flow from our domestic cable operations, and the industry-leading revenue growth turned in by our directory business. We think this is indicative of the results we expect in the future."

Proportionate operating highlights for the quarter by line of business include:

- -      Cable and Telephony:  Subscriber growth for MediaOne, the Atlanta cable operation, continues to exceed the industry average. MediaOne ended the quarter with 508,000 customers, a 7.2 percent increase from the same quarter
last  year.   This strong subscriber growth produced revenue of $59 million, a
12 percent increase on a comparable basis to last year. Operating cash flow was $28 million, a 16 percent increase.

     Meanwhile, Media Group's investment in Time Warner Entertainment (TWE) generated operating cash flow of $147 million, a 26 percent increase from second quarter last year on a comparable basis. Media Group's international properties also produced strong subscriber growth as those ventures now serve 616,000 subscribers, a 160 percent increase.

- -     Wireless:  The subscriber base of domestic cellular operations increased by 47 percent on a same property basis to 1.6 million customers. This strong subscriber growth produced $261 million in revenue for the quarter, a 36 percent increase. It also led to an operating cash flow margin of 37 percent and improved operating cash flow by 32 percent on a same property basis. International wireless operations also exhibited strong customer growth. Media Group's international properties now serve 370,000 wireless customers, a 54 percent increase.

- -         Directories:  U S WEST Direct continues its industry-leading revenue growth. Spurred by 9,000 new advertisers, U S WEST Direct reported revenue of $273 million, an 8 percent increase from the same period last year.

Normalizing for a one-time $19 million after-tax charge associated with the write-down of some small European cable properties, Media Group reported net income of $8 million, or 1 cent per common share.

U S WEST Media Group is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1995, U S WEST Media Group reported proportionate revenues of $5.1 billion. Media Group is one of two major groups that make up U S WEST, a company in the connections business helping customers share information, entertainment and communications services in local markets worldwide.
                                    # # #

Some of the information presented in or in connection with this announcement constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) a change in economic conditions in the various markets served by the Company's operations that could adversely affect the level of demand for cable, wireless or other services offered by the Company, (ii) greater than anticipated competitive activity requiring new pricing for Company services, (iii) higher than anticipated start-up costs associated with new business opportunities,
(iv) regulatory changes affecting the telecommunications industry, (v) increases in fraudulent activity with respect to wireless services, or (vi) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.

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          KEY PROPORTIONATE OPERATING HIGHLIGHTS BY LINE OF BUSINESS
                  (All changes are in comparison to 2Q 1995)

                             CABLE AND TELEPHONY

MediaOne

- -     508,000 customers, a 7.2% increase
- -     Revenue of $59 million, a 12% increase on a comparable basis
- -     Operating cash flow of $28 million, a 16% increase

International

- -     616,000 subscribers, 160% increase including purchases and dispositions
- -     Revenue of $50 million, a 92% increase
- -     Operating cash flow loss of $11 million, a 15% improvement

Time Warner Entertainment (TWE)

- -          9.5  million  customers,  a  4.9%  increase  (normalized  for  1995 transactions)
- -     Revenue of $665 million, a 9% increase
- -     Operating cash flow of $147 million, a 26% increase (normalized for 1995 transactions)


                                   WIRELESS

Domestic

- -     1.6 million customers, a 47% increase
     (on a same property basis)
- -     Revenue of $261 million, a 36% increase
- -        Operating cash flow of $86 million, a 32% increase on a same property basis
- -     Operating cash flow, as a percent of net operating revenue, of 37%

International

- -     370,000 subscribers, a 54% increase
- -     Revenue of $99 million, a 52% increase
- -          Operating  cash  flow loss of $1 million, compared to a loss of $13 million last year

                      DIRECTORY AND INFORMATION SERVICES

U S WEST Direct

- -     Revenue of $273 million, an 8% increase
- -     Operating cash flow of $137 million, a 6% increase
- -     Net income of $80 million, a 5% increase

International

- -     Revenue of $45 million, a 50% increase
- -     Operating cash flow of $4 million, compared to break-even last year


                  U S WEST MEDIA GROUP COMBINED GAAP RESULTS

- -     Revenue of $658 million
- -     Operating cash flow of $214 million
- -     Net income of $8 million *
- -     Earnings per common share of 1 cent *

* Normalized to exclude the effects of a one-time after-tax charge of $19 million associated with the write-down of some small European cable properties.